Exhibit 10.02

July 27, 2018

Joe Ragan

jragan11@aol.com

Re:	Offer Letter

Dear Joe:

I am pleased to confirm our offer to you to become the Chief Financial Officer of Honeywell Homes (“Homes”), a strategic business unit of Honeywell International Inc. (“Honeywell”). The role, which is effective on a date that is mutually agreed upon, is currently based in Atlanta, Georgia and reports directly to me. As you know, we anticipate that Homes will be spun off as an independent public company (the “Company”) on or about October 31, 2018 (the actual spin-off date, if applicable, is hereinafter referred to as the “Separation Date”). Your employment with Honeywell (and ultimately the Company) shall be subject to the terms and conditions of this offer letter.

In connection with your new role, you will be entitled to the following compensation and benefits package:

COMPENSATION

Base Salary: Your annual base salary will be $550,000. Base salary reviews occur annually and any adjustments are generally at the end of the first quarter of the calendar year. Adjustments are based on your performance and other relevant factors. After the Separation Date, any base salary adjustments shall be made by the Company’s Board of Directors from time to time.

Annual Incentive Compensation: Your target incentive compensation opportunity will be 80% of your annual cash base salary earnings during the year. Incentive compensation awards are paid in the first quarter of the following year (i.e., 2019 for 2018 services).

For the 2018 performance year, your incentive compensation award shall be paid entirely by the Company (i.e., no pro-rated incentive award shall be paid by Honeywell), provided the spin is effectuated as planned.

Annual Long-Term Incentive Awards: You will be eligible for annual long-term incentive (“LTI”) awards with an initial target of 180% of your base salary earnings. Such LTI awards may consist of stock options, restricted stock units, or cash awards, or some combination thereof, as determined by the Company in its discretion. The actual size and mix of future LTI awards will be determined by the Company’s Board of Directors based on your performance and future career potential. The terms of all LTI awards will be governed by the terms of the applicable stock plan and the relevant award agreements.

Sign-On Long-Term Incentive Awards From the Company: You will be granted $1,100,000 worth of Company restricted stock units as of the Separation Date as a “founder’s grant.” These restricted stock units will vest 50% in Year 3 and 50% in Year 4, assuming you are still employed by the Company as of such date. The “founders grant” is expressly conditioned on the successful spin-off of Honeywell Homes as an independent public company.

OTHER EXECUTIVE BENEFITS

You will also be entitled to the following Executive Benefits:

While employed by Honeywell, you will be entitled to the following Executive Benefits:

•	Excess Liability Insurance: Honeywell will pay the annual premium for an Excess Liability Insurance policy that provides $5,000,000 of personal liability umbrella coverage per occurrence.

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Executive Severance: You will be covered under the Severance Pay Plan for Designated Executive Employees of Honeywell International Inc. (the “Executive Severance Plan”). Currently, the benefit level under the Executive Severance Plan is 9 months of base salary continuation if your employment is involuntary terminated (other than for “Cause,” as defined under the Executive Severance Plan). You will be required to execute a release of claims in favor of Honeywell and its affiliates, and you may be required to agree to certain non-disclosure covenants, as a condition of receiving executive severance benefits.

Details of additional Honeywell executive benefits are outlined in Addendum A.

After the Separation Date, you will be entitled to the following Executive Benefits:

•	Welfare and Retirement: As provided to other employees of the Company (to be determined).

•	Vacation: As provided to other senior executives of the Company (to be determined).

•	Executive Severance: As provided to other senior executives of the Company (to be determined).

RELOCATION

A condition of the offer is that you agree to relocate to and work out of the Company’s headquarters location, once established. You will be eligible for relocation assistance in accordance with Company’s Executive Level relocation guidelines. Should you fail to relocate to the Company’s headquarters location within a reasonable period of time, as determined by me in my sole and absolute discretion, you will be treated as having voluntarily resigned from the Company for all purposes, including for severance benefit purposes.

STOCK OWNERSHIP GUIDELINES FOR COMPANY OFFICERS

As an Executive Officer of the Company, you will be required to hold a multiple of your annual base salary in Company shares (to be determined by the Company) in accordance with the Company’s Stock Ownership Guidelines.

INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENTS

As a condition of this employment offer, you are required to execute, in the form attached hereto, (i) Honeywell’s “Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information” (“IP Agreement”), and (ii) the “Honeywell International Inc. Noncompete Agreement for Senior Executives” (“Noncompete Agreement”), both of which are attached hereto.

In addition, you will be required to execute, in a form substantially similar to the corresponding Honeywell agreements, (i) the Company’s intellectual property agreement, and (ii) the Company’s noncompete agreement for senior executives, prior to the Separation Date.

PRE-EMPLOYMENT REQUIREMENTS

Upon your acceptance of this offer, a Honeywell representative will contact you regarding certain pre-employment requirements that need to be completed prior to your start date (e.g., drug screen, I-9 completion, paycheck direct deposit, etc.). NOTE: Your offer is contingent upon a satisfactory background check and negative drug screen.

ACCEPTANCE OF OFFER

Please indicate your acceptance of this offer by electronically signing this offer letter, as well as the IP Agreement and Noncompete Agreement via DocuSign.

Joe, we are excited to be extending this offer to you and look forward to your anticipated success with the Company.

If you have any questions or need any further information about our offer, please contact me directly.

Congratulations,

Michael Nefkens

President and Chief Executive Officer

Honeywell Homes

Read and Accepted:

/s/ JOE RAGAN	August 2, 2018

JOE RAGAN	Date

All businesses experience changing conditions. Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with Honeywell will be on an “at will” basis. This means that there is no guarantee of employment for any specific period, and either you or Honeywell may terminate your employment at any time.

The descriptions of benefits and perquisites described in this offer letter (including Addendum A) are for general information purposes only and are not intended to modify any plan document, summary plan description (“SPD”) or prospectus. For a complete description of any benefit or perquisite, you may request a copy of the applicable plan document, SPD or prospectus. The Company reserves the right to modify, amend or terminate any benefit plan or perquisite in its sole and absolute discretion.

ADDENDUM A

EMPLOYEE BENEFITS

Savings Plan: Upon employment, you are eligible to participate in Honeywell’s 401(k) savings plan (“Savings Plan”). Please refer to the Savings Plan’s SPD for further details about your contributions and the Company’s match. Company matching contributions are made in Honeywell stock.

The Company’s matching contribution is fully vested after three (3) years of service at Honeywell.

You will be able to direct the investment of your contributions to the Savings Plan among a number of attractive investment opportunities. After you become vested in your Company match account, you will similarly be eligible to direct the investment of those funds.

Your current savings in a qualified 401(k) plan may be eligible to be rolled over to the Savings Plan.

Medical and Dental Plans: Honeywell’s medical and dental plans provide competitive and comprehensive coverage. Coverage begins on the first day of employment. The Company’s health plans cover pre-existing conditions if you enroll within 31 days of first becoming eligible for the plans.

Short Term Disability (STD): A benefit of up to 6 months base salary will be provided.

Long Term Disability (LTD): The plan provides 60% of your base salary and incentive compensation target up to a maximum of $30,000 per month. This plan is fully contributory.

Life Insurance:

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Group Life will be provided on a non-contributory basis in an amount equal to one and one-half (1-1/2) times your base salary. Additionally, Group Universal Life is available; equal to eight (8) times base salary and is contributory on an attractive group basis. Group Universal Life amounts over $250,000 are subject to evidence of good health.

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Accidental Death and Dismemberment insurance will be provided on a non-contributory basis in an amount equal to one and one-half times your base salary. Additionally, Accidental Death and Dismemberment insurance is available on a contributory basis and provides a benefit up to a maximum of eight (8) times your base salary.

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Business Travel Accident insurance is provided on a non-contributory basis, and provides a death benefit in the case of a business-related accident, of up to five (5) times your annual base salary (up to a maximum of $2.0 million).

Executive perquisites and employee benefits will terminate as of your last day of active employment except to the extent otherwise provided in the applicable plan document or as required by law.